EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Registration Statement on Form S-1 of Vu1 Corporation and Subsidiaries of our report dated March 31, 2011, on our audits of the consolidated balance sheets of Vu1 Corporation and Subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations and comprehensive loss, stockholders' equity (deficit), and cash flows for the years then ended, and to the reference to us under the heading "Experts" in the Registration Statement.

Our report, dated March 31, 2011, contains an explanatory paragraph that states that the accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern.  The Company incurred a net loss of $4,626,250, and it had negative cash flows from operations of $3,529,351 in 2010.  In addition, the Company had an accumulated deficit of $70,499,569 at December 31, 2010.  These factors raise substantial doubt about the Company's ability to continue as a going concern.

/s/ PETERSON SULLIVAN LLP

Seattle, Washington
July 15, 2011